Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made and entered into this 22nd day of December, 2008 by and among RENAISSANCE ACQUISITION CORP., a Delaware corporation (“Parent”), FCI MERGER SUB I, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub I”), FCI MERGER SUB II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”, and, together with the Merger Sub I, collectively, the “Merger Subs”), FIRST COMMUNICATIONS, INC., a Delaware corporation (the “Company”) and The Gores Group LLC, solely in its capacity as the exclusive representative of the stockholders of the Company (“Stockholders’ Representative”).  Except as otherwise set forth herein, capitalized terms used herein shall have the meanings set forth in the Agreement and Plan of Merger by and among the parties hereto, dated as of September 13, 2008 (the “Agreement”).

WHEREAS, the Agreement provides that, upon consummation of the First Merger, each issued and outstanding share of Company Common Stock (other than any Dissenting Shares) would, by virtue of the First Merger, be converted into the right to receive (x) 0.57361 of a single validly issued, fully paid and nonassessable share of Parent Common Stock (“Closing Stock Payment”), plus (y) the proportionate share amount of 9,950,000 shares of Parent Common Stock issuable pursuant to Section 3.1(a)(iii)(2) of the Agreement, if any, which such amount shall be deposited into the Escrow Account pursuant to Section 3.5 of the Agreement (“EBITDA Stock”) plus certain additional shares of Parent Common Stock;

WHEREAS, pursuant to the Agreement, 9,950,000 shares of Parent Common Stock constituting the EBITDA Stock would be released from escrow to the former stockholders of the Company upon the occurrence of the EBITDA Condition which, pursuant to the terms of the EBITDA Condition, would be required to have occurred on or before June 30, 2011;

WHEREAS, the parties have determined to (i) decrease the Closing Stock Payment from 0.57361 of a share of Parent Common Stock to 0.44932 of a share of Parent Common Stock, (ii) increase the number of shares of EBITDA Stock from 9,950,000 shares of Parent Common Stock to 13,950,000 shares and (iii) extend the period by which the EBITDA Condition must occur until December 31, 2011;

WHEREAS, RAC Partners, LLC (“Parent Founder”) has agreed that 2,000,000 shares of Parent Common Stock currently in escrow pursuant to the Stock Escrow Agreement, dated as of February 1, 2007, among Parent, Parent Founder, Barry W. Florescue, Logan D. Delany, Jr., Stanley Kreitman, Charles Miersch, Morton Farber and Continental Stock Transfer and Trust Company shall be retained in the escrow account established thereunder to be released upon the occurrence of the EBITDA Condition in accordance with the Amended and Restated Stock Escrow Agreement attached hereto as Exhibit E.

WHEREAS, the Board of Directors of the Company have approved this Amendment and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Amendment;

WHEREAS, immediately following and within forty-eight (48) hours of the execution and delivery of this Amendment, the Company shall obtain the affirmative written consent of the holders of at least a majority of Company Common Stock to approve this Amendment; and

WHEREAS, the board of directors of Parent and Merger Sub I and the sole member of Merger Sub II have approved this Amendment upon the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties agree as set forth below.

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ARTICLE I

AMENDMENTS TO AGREEMENT AND PLAN OF MERGER

(a)

Amendments.

(i)

The following definitions shall be added to Article I of the Agreement:

“Parent Founder Escrow Agreement” shall mean the Amended and Restated Stock Escrow Agreement substantially in the form attached hereto as Exhibit E.

“Parent Founder” shall mean RAC Partners LLC, a Delaware limited liability company.

(ii)

Section 3.1(a)(iii)(1) and (2) shall be amended and restated to read in their entirety as follows:

(1)

(x) 0.44932 of a single validly issued, fully paid and nonassessable share of Parent Common Stock (“Closing Stock Payment”), plus (y) the proportionate share amount of 13,950,000 shares of Parent Common Stock issuable pursuant to Section 3.1(a)(iii)(2) below, if any, which such amount shall be deposited into the Escrow Account pursuant to Section 3.5 hereof (“EBITDA Stock”), plus (z) the proportionate share amount of 8,500,000 shares of Parent Common Stock issuable pursuant to Section 3.1(a)(iii)(3) below, if any, which such amount shall be deposited into the Escrow Account pursuant to Section 3.5 hereof (“Warrant Stock”, which, together with the Closing Stock Payment and EBITDA Stock, shall be referred to collectively, as the “Common Stock Merger Consideration”);

(2)

If, for any fiscal quarter from the date hereof through December 31, 2011, the Second Merger Surviving Entity has an annualized adjusted EBITDA (i.e., the actual quarterly EBITDA multiplied by four (4)) equal to or greater than the EBITDA Target, Parent shall cause the Escrow Agent to release from the Escrow Account, in accordance with this Section 3.1(a)(iii)(2), Section 3.5 hereof and the Escrow Agreement, 13,950,000 shares of Parent Common Stock (reduced by the number of shares that would have been issuable to holders of Dissenting Shares in respect of such Dissenting Shares if the stockholder holding such Dissenting Shares had not exercised its appraisal rights pursuant to Section 3.3) (the “EBITDA Condition”).  If the EBITDA Condition is satisfied, the holders of Company Common Stock shall be entitled to receive that number of shares of Parent Common Stock equal to 13,950,000 (reduced by the number of shares that would have been issuable to holders of Dissenting Shares in respect of such Dissenting Shares if the stockholder holding such Dissenting Shares had not exercised its appraisal rights pursuant to Section 3.3).  If the EBITDA Condition is not satisfied by December 31, 2011, then Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent to release the remaining shares held in Escrow pursuant to the EBITDA Condition to the Company on February 28, 2012 and such securities shall be cancelled in accordance with Section 3.5.

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(iii)

The following Section 6.1(j) shall be added to the Agreement:

(j)

Parent and the Stockholders’ Representative hereby agree that, within five (5) Business Days of the satisfaction of the EBITDA Condition, they shall deliver an EBITDA Condition Instruction to the escrow agent under the Parent Founder Escrow Agreement as provided in Section 3.2 thereof.

(iv)

The following Section 9.6(d) shall be added to the Agreement:

(d)

the Parent Founder Escrow Agreement, executed by the Parent Founder and each of the other parties thereto.

ARTICLE II

GENERAL PROVISIONS

2.1

Reference to and Effect on the Agreement.  This Amendment modifies the Agreement to the extent set forth herein, is hereby incorporated by reference into the Agreement and is made a part thereof.  Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

2.2

Applicable Law.  This Amendment shall be construed and enforced in accordance with the internal, substantive laws of the State of Delaware.

2.3

Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties to this Amendment.  Electronic or facsimile signatures shall be deemed to be original signatures.

2.4

Construction; Entire Agreement; Amendment.  The captions preceding the Articles and Sections in this Amendment have been inserted for convenience only and shall not be used to modify, expand or construe any of the provisions of this Amendment.  The Agreement, which includes the exhibits and schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, when combined with the Agreement and the exhibit thereto, constitutes the entire Agreement between the parties hereto with respect to the subject matter contained herein, and it supersedes all prior and contemporaneous agreements, representations and understandings of the parties, express or implied, oral or written.

2.5

Further Assurances.  The parties shall execute such further documents, and perform such further acts, as may be necessary to effect the terms of this Amendment.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement and Plan of Merger on the date first above written.

PARENT:

RENAISSANCE ACQUISITION CORP.

By:

/s/ Barry W. Florescue

Name:  Barry W. Florescue

Title:  Chairman and Chief Executive Officer

MERGER SUB I:

FCI MERGER SUB I, INC.

By:

/s/ Barry W. Florescue

Name:  Barry W. Florescue

Title:  President

MERGER SUB II:

FCI MERGER SUB II, LLC

BY:

RENAISSANCE ACQUISITION CORP.,

as Sole Member

By:

/s/ Barry W. Florescue

Name: Barry W. Florescue

Title: Chairman and Chief Executive Officer

THE COMPANY:

FIRST COMMUNICATIONS, INC.

By:

/s/ Joseph R. Morris

Name:  Joseph R. Morris

Title:  Chief Operating Officer

STOCKHOLDERS’ REPRESENTATIVE:

THE GORES GROUP, LLC

By:

/s/ Scott Honour

Name: Scott Honour

Title:

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EXHIBIT E

AMENDED AND RESTATED STOCK ESCROW AGREEMENT

AMENDED AND RESTATED STOCK ESCROW AGREEMENT, dated as of January ___, 2009 ("Agreement"), by and among FIRST COMMUNICATIONS, INC., formerly known as Renaissance Acquisition Corp., a Delaware corporation ("Parent"), RAC Partners LLC (“Founder”), Barry W. Florescue, Logan D. Delany, Jr., Stanley Kreitman, Charles Miersch, and Morton Farber (collectively with the Founder, "Initial Stockholders"), THE GORES GROUP LLC, a [Delaware] limited liability company (the “Stockholders’ Representative”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation ("Escrow Agent").

WHEREAS, Parent, FCI Merger Sub I, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”), FCI Merger Sub II, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub II”), First Communications Inc., a Delaware corporation (the “Company”), and the Stockholders’ Representative have entered into an Agreement and Plan of Merger dated as of September 13, 2008 (as amended, the “Merger Agreement”), a copy of which is attached hereto as Exhibit A, pursuant to which, among other things, (i) Merger Sub I is merging with and into the Company, and the surviving company is then merging with and into Merger Sub II, with Merger Sub II surviving, and (ii) certain stock issuances are to be made to the Company Securityholders (as defined below).

WHEREAS, Parent, the Initial Stockholders, and the Escrow Agent are parties to an escrow agreement, dated as of February 1, 2007 (the “Original Stock Escrow Agreement”), pursuant to which Founder and the Initial Stockholders delivered to the Escrow Agent for deposit into an escrow account established thereunder, certificates representing shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) in the respective amounts set forth opposite the names of Founder and the Initial Stockholders on Exhibit A attached hereto (the “Escrow Shares”).

WHEREAS, the Merger Agreement requires, among other things, that, at the closing thereunder (the “Closing”), pursuant to this Agreement, certificates representing 2,000,000 shares of Parent Common Stock held by Founder (the “Contingent Escrow Shares”) continue to be held by the Escrow Agent for deposit in the Escrow Account (as defined below).  All of the Contingent Escrow Shares are included in the Escrow Shares currently held in escrow pursuant to the Original Stock Escrow Agreement.

WHEREAS, in order to effect certain of the transactions contemplated by the Merger Agreement, Parent, Founder, the Initial Stockholders and the Escrow Agent wish to amend and restate the Original Escrow Agreement and that the Stockholders’ Representative become a party thereto, and the Stockholders’ Representative wishes to become a party thereto.

IT IS AGREED:

1.

Appointment of Escrow Agent. The Company and the Initial Stockholders hereby ratify the appointment of, and the Stockholders’ Representative hereby agrees to appoint, the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.

Deposit of Escrow Shares. Each of the Initial Stockholders has delivered to the Escrow Agent certificates representing his respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. Each Initial Stockholder acknowledges that the certificate representing his Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

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3.

Disbursement of the Escrow Shares.

3.1

The Escrow Agent shall hold the Escrow Shares until the first anniversary of the date hereof (the period from the date hereof until such date, "Initial Escrow Period"), on which date it shall, upon written instructions from each Initial Stockholder, disburse to Founder all of its Escrow Shares other than the Contingent Escrow Shares and each other Initial Stockholder its Escrow Shares (and any applicable stock power).

3.2

The Escrow Agent shall hold the Contingent Escrow Shares until the date on which the Escrow Agent receives a notice executed by each of Parent, Founder and the Stockholders’ Representative that the EBITDA Condition described in Section 3.1(a)(iii)(2) of the Merger Agreement has occurred (the “EBITDA Condition Instruction”), at which time the Escrow Agent shall disburse to Founder all of the Contingent Escrow Shares; provided, that if the EBITDA Condition Instruction is met prior to the end of the Initial Escrow Period, the Contingent Escrow Shares shall be disbursed to the Founder as soon as practicable after the Initial Escrow Period.

3.3

If by March 15, 2012 (the period beginning on the date hereof through such date, the “Escrow Period”), the Escrow Agent has not received an EBITDA Condition Instruction, the Escrow Agent shall upon written instructions from Parent release all of the Contingent Escrow Shares to Parent.

3.4

Notwithstanding the foregoing, if the Escrow Agent is notified by Parent pursuant to Section 6.7 hereof that Parent is being liquidated at any time during the Initial Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares

3.5

If, during the Escrow Period, Parent subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a certificate, executed by the Chief Executive Officer of Parent, in form reasonably acceptable to the Escrow Agent, that such transaction is then being consummated, release the Escrow Shares to the Initial Stockholders upon consummation of the transaction so that they can similarly participate. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

4.

Rights of Initial Stockholders in Escrow Shares.

4.1

Voting Rights as a Stockholder. The Initial Stockholders shall retain all of their rights as stockholders of Parent during the Escrow Period, including, without limitation, the right to vote such shares.

4.2

Dividends and Other Distributions in Respect of the Escrow Shares.  During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property ("Non-Cash Dividends") shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term "Escrow Shares" shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3

Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) by gift to a member of Initial Stockholder's immediate family or to a trust, the beneficiary of which is an Initial Stockholder or a member of an Initial Stockholder's immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Initial Stockholder, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee's written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Initial Stockholder transferring the Escrow Shares.

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5.

Concerning the Escrow Agent.

5.1

Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2

Indemnification. The Escrow Agent shall be indemnified and held harmless by Parent from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3

Compensation. The Escrow Agent shall be entitled to reasonable compensation from Parent for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Parent for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors' and agents' fees and disbursements and all taxes or other governmental charges.

5.4

Further Assurances. From time to time on and after the date hereof, Parent and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5

Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by Parent, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6

Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

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5.7

Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6.

Miscellaneous.

6.1

Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6.2

Intentionally Omitted.

6.3

Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by each party hereto.

6.4

Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6

Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to Parent, to:

First Communications, Inc.

3340 West Market Street

Akron, Ohio 44333

Attn:  Joseph Morris

Fax: (330) 835-2330

With a copy to:

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Attn:  John J. Concannon III, Esq.

Fax:  (617) 951-8736

If to Parent Founder, to:

RAC Partners LLC

50 E. Sample Road, Suite 400

Pompano Beach, Florida 33064

Attn: Barry W. Florescue, CEO

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with a copy to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attn: Charles I. Weissman, Esq.

If to another Initial Stockholder, to his address set forth in Exhibit A.

If to the Stockholders’ Representative

The Gores Group LLC

10877 Wilshire Boulevard

18th Floor

Los Angeles, California 90024

Attn: Scott Honour
Fax:  (310) 209-3310

If to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Chairman

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

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WITNESS the execution of this Agreement as of the date first above written.

FIRST COMMUNICATIONS, INC.

By:

___________________________

Name:

Title:

INITIAL STOCKHOLDERS:

RAC PARTNERS LLC

By:

___________________________

Name: Barry W. Florescue

Title:   Managing Member

_________________________________

Barry W. Florescue

_________________________________

Logan D. Delany, Jr.

_________________________________

Stanley Kreitman

_________________________________

Charles Miersch

_________________________________

Morton Farber

STOCKHOLDERS’ REPRESENTATIVE

THE GORES GROUP, LLC

By:

___________________________

Name:

Title:

CONTINENTAL STOCK TRANSFER

& TRUST COMPANY

By:

___________________________

Name:

Title:

Signature page to Stock Escrow Agreement

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EXHIBIT A

Name and Address of Initial Stockholder	Number of Shares
RAC Partners LLC	3,574,800
Barry W. Florescue	30,000
Logan D. Delany, Jr.	30,000
Stanley Kreitman	30,000
Charles Miersch	117,600
Morton Farber	117,600

Signature page to Stock Escrow Agreement

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